Exhibit 12(a)

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980
[           ], 20[     ]
Blue Owl Technology Finance Corp.
399 Park Avenue
New York, New York, 10022
Ladies and Gentlemen:
We have acted as special tax counsel to Blue Owl Technology Finance Corp. (the “Acquiring Fund”), a Maryland corporation that has elected to be regulated under the Investment Company Act of 1940 (the “1940 Act”) as a business development company (“BDC”) and that has elected to be treated for U.S. federal income tax purposes as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), in connection with (i) the merger of Oriole Merger Sub Inc., a Maryland corporation and wholly-owned direct subsidiary of the Acquiring Fund (“Merger Sub”), with and into Blue Owl Technology Finance Corp. II, a Maryland corporation that has elected to be regulated under the 1940 Act as a BDC and that has elected to be treated for U.S. federal income tax purposes as a RIC (the “Acquired Fund”), with the Acquired Fund as survivor (the “First Merger”), followed by (ii) the merger of the Acquired Fund with and into the Acquiring Fund, with the Acquiring Fund as survivor (the “Second Merger,” and together with the First Merger, the “Reorganization”), pursuant to the Agreement and Plan of Merger, dated as of November 12, 2024, among the Acquiring Fund; the Acquired Fund; Merger Sub; Blue Owl Technology Credit Advisors LLC, a Delaware limited liability company; and Blue Owl Technology Credit Advisors II LLC, a Delaware limited liability company (the “Plan”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan. At your request, and in connection with the filing of the Form N-14 (as amended or supplemented through the date hereof, the “Registration Statement”), including the proxy statement contained therein, we are rendering our opinion concerning certain U.S. federal income tax matters resulting from the Reorganization.
In providing our opinion, we have examined the Plan, the Registration Statement, the Joint Proxy Statement/Prospectus contained therein (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that:
i.the transaction will be consummated in accordance with the provisions of the Plan and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party);
ii.the statements concerning the transaction and the parties thereto set forth in the Plan are true, correct, and complete, and the Registration Statement is true, correct, and complete;
iii.the factual statements and representations made by the Acquiring Fund and the Acquired Fund in their respective officer’s certificate dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, correct, and complete as of the date hereof and will remain true, correct, and complete at all times up to and including the Effective Time;
iv.any such statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, correct, and complete without such qualification; and
v.the Acquiring Fund, the Acquired Fund, the Merger Sub, and their respective subsidiaries will treat the Reorganization for U.S. federal income tax purposes in a manner consistent with the opinion set forth below.
If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Plan or the Registration Statement, our opinion as expressed below may be adversely affected.

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Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the Reorganization will be treated as a reorganization within the meaning of Section 368(a) of the Code.
We express no opinion on any issue relating to the tax or nontax consequences of the transactions contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury regulations promulgated thereunder, published and private rulings of the IRS and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.
We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Very truly yours,